Exhibit 10.1


STATE OF SOUTH CAROLINA             )
                                    )                  SEPARATION AGREEMENT
                                                        --------------------
COUNTY OF GREENVILLE                )


         This Agreement is made and entered this 9th day of October 2001, by and between James D. Stewart, (hereinafter "Employee") and New Commerce BanCorp (hereafter "Company"), a South Carolina corporation and holding company for New Commerce Bank, N.A., a bank chartered under the laws of the United States (hereafter "Bank"), on Company's behalf and on behalf of all others released under Paragraph 4 hereof (all of which are hereinafter referred to and included in the term "Released Parties" as that term is further defined in Paragraph 4 hereof):

                              W I T N E S S E T H:



         WHEREAS Employee resigned his employment on September 5, 2001 effective immediately; and

         WHEREAS, the parties wish to preserve the goodwill which exists between them and to settle all claims and disputes which may exist between them; and

         WHEREAS Company has agreed to make payments to or on behalf of Employee and Employee has acknowledged that he is not otherwise entitled to such payments; and

         WHEREAS, in return for the payments, Employee has agreed that he will release all claims he may have, if any, against the Released Parties; and

         NOW, THEREFORE, in reliance on the foregoing premises, and in exchange for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties hereto agree as follows:

         1. Effective September 5, 2001, Employee has resigned his employment with Company.

         2. Company agrees to pay, and Employee agrees to accept, the property and payments described in subsections a through e below. From any payments made directly to Employee, appropriate amounts for applicable local, state and federal tax will be deducted. The sums paid to or on behalf of employee, as well as the vehicle allowance, will be reported to Employee on IRS Form W-2 in the year in which they are paid. Company will:

                      a. Pay Employee's salary from October 1, 2001 through February 28, 2002 in the gross amount of Eight Thousand Six Hundred Sixty-seven and no/100 ($8,667.00) Dollars per month, payable to Employee in accordance with the Company's regular payroll practices; provided, however, in the event that Employee obtains gainful employment during this period, the payment referenced above shall be eliminated altogether; and

                      b.       Pay, on Employee's behalf, medical
                               insurance coverage, on or before the due date to the appropriate entity until February 28, 2002, at which time, with respect to such medical coverage, Employee shall be eligible for COBRA contribution coverage; and

                      c. Pay for outplacement services for the benefit of Employee to be provided by the firm of Meridian Resources.

         3. Company has previously granted to Employee stock options for an aggregate of 52,500 shares of common stock. These options were granted pursuant to separate Stock Option Agreements dated June 30, 1999 and August 26, 1999. Employee acknowledges that all of these stock options are forfeited. Further, Company has previously granted to Employee the rights to warrants to purchase 7,500 shares of Common stock pursuant to the Stock Warrant Agreement between the parties dated March 19, 2000. Such rights to warrants shall continue to be governed by that Agreement.

         4. In exchange for the foregoing payments Employee, for himself, his attorneys, his spouse or former spouse, children, his heirs, executors, administrators and assigns, does hereby fully, finally and forever release Company, Bank and MSB Investments Corp., as well as their employee benefit plans, plan administrators, predecessors, successors, assigns, present or former affiliates, joint venturers, divisions, agents, directors, board members, employees, officers, owners and shareholders and their heirs, executors, administrators and assigns (all of whom are herein collectively referred to as "Released Parties"), from any and all claims, demands, actions, causes of actions, suits, damages, losses, expenses and attorney's fees of any kind and every nature whatsoever, known or unknown, which he has or may have against any of the Released Parties arising from or pertaining to any transaction, dealing, employment relationship, employment agreement, conduct, act or omission, or any other matter or event existing or occurring at any time prior to the date hereof, including but not limited to matters arising from his employment with Company or the cessation thereof. Further, and without in any way limiting the foregoing, the claims waived and released by Employee include any possible or alleged deprivation of rights under any employment discrimination statute or based on any term or condition of his former employment, employment benefits or promises, compensatory or punitive damages, as well as costs and attorneys' fees of any and all counsel whom he has retained or whom he may in the future retain in regard to those matters.

         5. Employee agrees also to maintain in absolute confidence all past and future privileged communications with or in the presence of attorneys for Company or Bank, whether relating to litigation pending against Company or Bank, or otherwise.

         6. Company or Bank owns all Work Product that arose (or that shall be deemed to have arisen during) the course of Employee's employment. For purposes hereof, "Work Product" shall mean all intellectual property rights, including all Trade Secrets, U.S. and international copyrights, patentable inventions, and other intellectual property rights in any programming, documentation, technology or other work product that relates to Company, Bank, or their respective business or customers and that Employee conceived, developed, or delivered to Company or Bank at any time during his employment, during or outside normal working hours, in or away from the facilities of Company, and whether or not requested by Company. Employee acknowledges that no Work Product contains any materials, programming or intellectual property rights that Employee conceived or developed prior to, and independent of, Employee's work for Company or Bank. Employee agrees to take such actions and execute such further acknowledgments and assignments as Company may reasonably request to give effect to this provision.

         7. Employee has not used or disclosed any Trade Secrets of Company or Bank. Employee agrees to maintain in strict confidence and Employee agrees not to use or disclose any Trade Secrets of Company or Bank on or after the date of this Agreement. "Trade Secret" means information, including a formula, pattern, compilation, program, device, method, technique, process, drawing, cost data or customer list, that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and
(ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

         8. Employee has not used or disclosed any Confidential Business Information of Company or Bank. Employee agrees to maintain in strict confidence and not to use or disclose any Confidential Business Information of Company or Bank for a period of 24 months from the date of this Agreement. "Confidential Business Information" shall mean any internal, non-public information (other than Trade Secrets already addressed above) concerning the financial position and results of operations (including revenues, assets, net income, etc.) of Company or Bank; annual and long-range business plans; product or service plans; marketing plans and methods; training, educational and administrative manuals; customer and supplier information and purchase histories; and employee lists. The provisions of this Section 8 and Section 7 above shall also apply to protect Trade Secrets and Confidential Business Information of third parties provided to Company or Bank under an obligation of secrecy.

         9. For a period of 12 months from the date of this Agreement, Employee shall not (except on behalf of or with the prior written consent of Company), either directly or indirectly, on Employee's own behalf or in the service or on behalf of others, (A) solicit, divert, or appropriate to or for a Competing Business, or (B) attempt to solicit, divert, or appropriate to or for a Competing Business, any person or entity that was a customer of Company or Bank on September 5, 2001 and is located in the Territory. For a period of 12 months from the date of this Agreement, Employee shall not, either directly or indirectly, on Employee's own behalf or in the service or on behalf of others,
(A) solicit, divert, or hire away, or (B) attempt to solicit, divert, or hire away, to any Competing Business located in the Territory, any employee of or consultant to Company or Bank engaged or experienced in the Business, regardless of whether the employee or consultant is full-time or temporary, the employment or engagement is pursuant to written agreement, or the employment is for a determined period or is at will. "Business" shall mean the operation of a depository financial institution, including, without limitation, the solicitation and acceptance of deposits of money and commercial paper, the solicitation and funding of loans and the provision of other banking services, and any other related business engaged in Company or Bank as of September 5, 2001. "Competing Business" shall mean any business that, in whole or in part, is the same or substantially the same as the Business. "Territory" shall mean a radius of ten miles from (i) the main office of Bank or (ii) any branch office of Bank.

         10. Employee represents and warrants that he has surrendered to Company all documents, including originals and all copies of any lists, books, compilations, records and computer records, connected with Company's business, customers or suppliers, whether prepared by Employee or others, and all other property belonging to Company or Bank.

         11. Employee represents and warrants that no other person or entity is entitled to assert any claim of any kind or character arising out of, or as a consequence of, his employment with Company, termination of his employment with Company or any benefits relating to this employment or its cessation.

         12. Employee acknowledges that the relationship created by this Agreement is purely contractual and that no employer-employee relationship is intended or may be inferred from the performance of the Company's obligations under this Agreement.

         13. Employee understands and affirms that this Agreement does not constitute an admission by Company or any Released Party of a violation of any statute, ordinance, constitutional provision, or common law right, and that this Agreement shall not be deemed an admission, finding, or indication for any purpose whatsoever that Company or any Released Party has at any time, including the present, acted contrary to the law or violated the rights of Employee or any other person.

         14. All notices will be delivered by hand or by mail to Employee and Company as follows

                  As to Employee:   James D. Stewart


                  As to Company:    New Commerce BanCorp
                                    Attn: Chief Executive Officer
                                    501 New Commerce Court
                                    Mauldin, SC  29607

         15. This Agreement shall be construed in accordance with the laws of the State of South Carolina. In addition, the parties agree that the state or federal courts of the State of South Carolina shall have sole jurisdiction to adjudicate any dispute that may arise under this Agreement.

         16. Employee affirms that the only consideration for his execution of this Agreement are the terms stated herein, that this Agreement cannot be orally changed or terminated, that there are no other promises or agreements of any kind which have caused him to execute this instrument, and that he fully understands the meaning and intent of it, including but not limited to its final and binding effect.

         EMPLOYEE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT AND, HAVING BEEN GIVEN ADEQUATE OPPORTUNITY TO SEEK THE ADVICE OF AN ATTORNEY OF HIS CHOOSING, KNOWS AND UNDERSTANDS ITS CONTENTS AND EXECUTES IT AS HIS FREE ACT AND DEED.

         IN WITNESS WHEREOF the undersigned have set their hands and seals the date first written above.

  WITNESSES:

/s/ Carol B. Stewart                          /s/ James D. Stewart
---------------------------                 ------------------------------------
                                                  James D. Stewart
/s/ Barbara Massingill
---------------------------


WITNESSES:                                  New Commerce BanCorp


  /s/ Barbara Massingill                    By:  /s/ Marshall J. Collins, Jr.
---------------------------                    ---------------------------------

  /s/ Theresa M. Chapman                    Its      Chairman
---------------------------                    ---------------------------------